CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
XANSER CORPORATION

Xanser Corporation (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: that the Board of Directors of the Company, at a meeting of the Board of Directors held on December 6, 2006, approved, subject to stockholder approval, an amendment of Section First of the Restated Certificate of Incorporation of the Company to read in its entirety as follows:

“FIRST: The name of the corporation is Furmanite Corporation.”

SECOND: That at a duly called and validly held meeting of the stockholders of the Company held on May 17, 2007, the holders of a majority of the outstanding stock entitled to vote on such amendment, and a majority of the outstanding stock of each class entitled to vote on such amendment as a class, approved such amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to its Restated Certificate of Incorporation to be executed by its duly authorized officer this 17th day of May, 2007.

XANSER CORPORATION

By: Howard C. Wadsworth

Name: Howard C. Wadsworth

Title: Senior Vice President, Treasurer and Secretary